Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

HANCOCK WHITNEY CORPORATION

and

MIDSOUTH BANCORP, INC.

Dated as of April 30, 2019

TABLE OF CONTENTS

Article I THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of MidSouth Capital Stock	2
1.6	Hancock Whitney Common Stock	3
1.7	Treatment of MidSouth Equity Awards	3
1.8	Organizational Documents of Surviving Company	5
1.9	Directors and Executive Officers of Surviving Company	5
1.10	Tax Consequences	6
1.11	Bank Merger	6

Article II CONVERSION OF SHARES

2.1	Hancock Whitney to Make Shares Available	6
2.2	Conversion of Shares	6

Article III REPRESENTATIONS AND WARRANTIES OF MIDSOUTH

3.1	Corporate Organization	10
3.2	Capitalization	11
3.3	Authority; No Violation	12
3.4	Consents and Approvals	13
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	16
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	17
3.11	Employees and Employee Benefit Plans.	19
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	23
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25
3.16	Environmental Matters	26
3.17	Investment Securities	26

3.18	Real Property	26
3.19	Intellectual Property	27
3.20	Related Party Transactions	27
3.21	Data Privacy	28
3.22	State Takeover Laws	29
3.23	Reorganization	29
3.24	Opinion	29
3.25	MidSouth Information	29
3.26	Loan Portfolio	29
3.27	Insurance	31
3.28	No Investment Adviser Subsidiary	31
3.29	No Other Representations or Warranties	31

Article IV REPRESENTATIONS AND WARRANTIES OF HANCOCK WHITNEY

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	34
4.5	Reports	35
4.6	Financial Statements	36
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	38
4.9	Legal Proceedings	38
4.10	Compliance with Applicable Law	38
4.11	Agreements with Regulatory Agencies	39
4.12	State Takeover Laws	39
4.13	Reorganization	39
4.14	Hancock Whitney Information	39
4.15	No Other Representations or Warranties	40

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of MidSouth Prior to the Effective Time	40
5.2	MidSouth Forbearances	40
5.3	Hancock Whitney Forbearances	44

Article VI ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	44
6.2	Access to Information	47

6.3	MidSouth Shareholder Approval	48
6.4	Legal Conditions to Merger	49
6.5	Stock Exchange Listing	49
6.6	Employee Matters	49
6.7	Indemnification; Directors’ and Officers’ Insurance	52
6.8	Additional Agreements	53
6.9	Advice of Changes	53
6.10	Dividends	53
6.11	Acquisition Proposals	54
6.12	Public Announcements	55
6.13	Change of Method	55
6.14	Restructuring Efforts	55
6.15	Takeover Statutes	55
6.16	Exemption from Liability Under Section 16(b)	56
6.17	Litigation and Claims	56
6.18	Disposition of Troubled Assets	56
6.19	Transition	57
6.20	Redemption of MidSouth Preferred Stock and Trust Preferred Securities	57
6.21	No Control of Other Party’s Business	58

Article VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	59
7.2	Conditions to Obligations of Hancock Whitney	59
7.3	Conditions to Obligations of MidSouth	60

Article VIII TERMINATION AND AMENDMENT

8.1	Termination	61
8.2	Effect of Termination	62

Article IX GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	63
9.2	Amendment	64
9.3	Extension; Waiver	64
9.4	Expenses	64
9.5	Notices	64
9.6	Interpretation	65
9.7	Counterparts	66
9.8	Entire Agreement	66

9.9	Governing Law; Jurisdiction	66
9.10	Waiver of Jury Trial	67
9.11	Assignment; Third-Party Beneficiaries	67
9.12	Specific Performance	67
9.13	Severability	68
9.14	Delivery by Facsimile or Electronic Transmission	68

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.11(a)
Adjusted Option	1.7(a)
Adjusted Restricted Stock Award	1.7(c)
affiliate	9.6
Agreement	Preamble
Articles of Merger	1.3
Bank Merger	1.11
Bank Merger Agreement	1.11
Bank Merger Certificates	1.11
BHC Act	3.1(a)
Book-Entry Shares	2.2(a)(ii)
Business Day	9.6
Certificate	2.2(a)(i)
Chosen Courts	9.9(b)
Claim	3.9(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employees	6.6(a)
Conversion Agent	2.1
Conversion Fund	2.1
Conversion Ratio	1.5(a)
Effective Time	1.3
Employer Securities	3.11(d)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
ESOP	3.11(d)
ESOP Loan	3.11(d)
Exchange Act	3.4
FDIC	3.1(b)
Federal Banking Agencies	3.12
Federal Reserve Board	3.4
GAAP	3.1(a)
Governmental Entity	3.4
Hancock Whitney	Preamble
Hancock Whitney 401(k) Plan	6.6(c)
Hancock Whitney Articles	1.8
Hancock Whitney Bank	1.11
Hancock Whitney Bylaws	1.8
Hancock Whitney Common Stock	1.5(a)
Hancock Whitney Disclosure Schedule	Article IV

Hancock Whitney Equity Plans	4.2(a)
Hancock Whitney Material Adverse Effect	4.1(a)
Hancock Whitney Options	4.2(a)
Hancock Whitney Regulatory Agreement	4.11
Hancock Whitney Reports	4.5(b)
Hancock Whitney Restricted Stock Award	4.2(a)
Hancock Whitney RSU Award	4.2(a)
Hancock Whitney Series B Preferred Stock	1.5(d)
Hancock Whitney Series C Preferred Stock	1.5(e)
Hancock Whitney Share Closing Price	2.2(e)
Hancock Whitney Subsidiary	4.1(b)
Intellectual Property	3.19
IRS	3.11(b)
knowledge	9.6
LBCA	1.1
Liens	3.2(c)
Loans	3.26(a)(i)
Louisiana Secretary	1.3
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
MBCA	1.1
MDBCF	3.4
Merger	Recitals
Merger Consideration	1.5(a)
MidSouth	Preamble
MidSouth 401(k) Plan	6.6(c)
MidSouth Articles	3.1(a)
MidSouth Bank	1.11
MidSouth Benefit Plans	3.11(a)
MidSouth Bylaws	3.1(a)
MidSouth Common Stock	1.5(a)
MidSouth Contract	3.13(b)
MidSouth Disclosure Schedule	Article III
MidSouth Equity Awards	1.7(d)
MidSouth Equity Plans	1.7(a)
MidSouth ESOP	6.6(d)
MidSouth Indemnified Parties	6.7(a)
MidSouth Insiders	6.16
MidSouth IT Assets	3.21(a)
MidSouth Leased Properties	3.18(b)
MidSouth Meeting	6.3(a)
MidSouth Option	1.7(a)
MidSouth Owned Properties	3.18(a)
MidSouth Preferred Stock	1.5(e)
MidSouth Qualified Plans	3.11(d)

MidSouth Real Property	3.18(b)
MidSouth Regulatory Agreement	3.14
MidSouth Reports	3.5(b)
MidSouth Restricted Stock Award	1.7(b)
MidSouth RSU Award	1.7(d)
MidSouth Series B Preferred Stock	1.5(d)
MidSouth Series C Preferred Stock	1.5(e)
MidSouth Subsidiary	3.1(b)
MidSouth Trust Preferred Securities	6.20(b)
Mississippi Secretary	1.3
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
New Hancock Whitney Preferred Stock	1.5(e)
New Plans	6.6(b)
Nonpublic Personal Information	3.21(c)
NYSE	3.4
OCC	3.4
Order	3.9(b)
Permitted Encumbrances	3.18(a)(iv)
person	9.6
Preferred Stock Redemption	6.20(a)
Premium Cap	6.7(b)
Privacy Laws	3.21(c)
Proxy Statement	3.4
Regulatory Agencies	3.5(a)
Representatives	6.11(a)
Requisite MidSouth Vote	3.3(a)
Requisite Regulatory Approvals	6.1(g)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Securities Act	3.5(b)
SRO	3.4
Subsidiary	3.1(a)
Support Agreements	Recitals
Surviving Company	Recitals
Takeover Statutes	3.22
Tax	3.10(b)
Tax Return	3.10(c)
Taxes	3.10(b)
Termination Date	8.1(c)
Termination Fee	8.2(b)
Trust Preferred Redemption	6.20(b)
Volcker Rule	3.12

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2019 (this “Agreement”), by and between Hancock Whitney Corporation, a Mississippi corporation (“Hancock Whitney”) and MidSouth Bancorp, Inc., a Louisiana corporation (“MidSouth”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Hancock Whitney and MidSouth have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which MidSouth will, subject to the terms and conditions set forth herein, merge with and into Hancock Whitney (the “Merger”), so that Hancock Whitney is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Hancock Whitney to enter into this Agreement, certain shareholders of MidSouth have simultaneously herewith entered into separate voting and support agreements with Hancock Whitney (collectively, the “Support Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1              The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Louisiana Business Corporation Act (the “LBCA”) and the Mississippi Business Corporation Act (the “MBCA”), at the Effective Time, MidSouth shall merge with and into Hancock Whitney. Hancock Whitney shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Merger, the separate corporate existence of MidSouth shall terminate.

1.2              Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on the first Friday that is a Business Day of the calendar month following the month in which all of the conditions set forth in Article VII have been satisfied or waived by the parties entitled to the benefits thereto (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or applicable waiver of such conditions at the Closing) or, if such first Friday that is a Business Day is (a) not at least three (3) Business Days after the aforementioned satisfaction or waiver or (b) would occur during the last week of any Hancock Whitney fiscal quarter, then the first Friday that is a Business Day of the immediately following calendar month, or at such other date, time and place as Hancock Whitney and MidSouth shall mutually agree in writing; provided that, unless otherwise agreed in writing by Hancock Whitney, in no event will the Closing be required to occur prior to September 20, 2019. The date on which the Closing actually takes place being referred to herein as the “Closing Date”.

1.3              Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Hancock Whitney shall cause to be filed articles of merger with the Secretary of State of the State of Louisiana (the “Louisiana Secretary”) and articles of merger with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”), in each case duly executed in accordance with, and containing such information as is required by, the relevant provisions of the LBCA and the MBCA, as applicable (collectively, the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (such date and time, the “Effective Time”).

1.4              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the LBCA and the MBCA.

1.5              Conversion of MidSouth Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Hancock Whitney, MidSouth or the holder of any of the following securities:

(a)               Subject to Section 2.2(e), each share of the common stock, par value $0.10 per share, of MidSouth (“MidSouth Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares to be cancelled in accordance with Section 1.5(c), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, 0.2952 shares (the “Conversion Ratio” and such shares, the “Merger Consideration”) of the common stock, par value $3.33 per share, of Hancock Whitney (the “Hancock Whitney Common Stock”), payable as provided in Section 2.2, and, when so converted, shall automatically be cancelled and shall cease to exist.

(b)               If, between the date of this Agreement and the Effective Time, the outstanding shares of Hancock Whitney Common Stock or MidSouth Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of MidSouth Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this sentence shall be construed to permit Hancock Whitney or MidSouth to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)               Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of MidSouth Common Stock that are owned by MidSouth, Hancock Whitney or by any direct or indirect MidSouth Subsidiary or Hancock Whitney Subsidiary (in each case other than shares of MidSouth Common Stock (i) held in or with respect to any MidSouth Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted) prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in respect thereof.

(d)               Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series B, without par value, of MidSouth (the “MidSouth Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time, if not redeemed in accordance with Section 6.20, shall automatically be converted into the right to receive, without interest, one share of a newly created series of preferred stock of Hancock Whitney having rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof as the MidSouth Series B Preferred Stock (all shares of such newly created series, collectively, the “Hancock Whitney Series B Preferred Stock”), and, when so converted, the MidSouth Series B Preferred Stock shall automatically be cancelled and shall cease to exist.

(e)               Each share of 4.00% Series C Non-Cumulative Perpetual Convertible Preferred Stock, without par value, of MidSouth (the “MidSouth Series C Preferred Stock” and, together with the MidSouth Series B Preferred Stock, the “MidSouth Preferred Stock”), issued and outstanding immediately prior to the Effective Time, if not redeemed in accordance with Section 6.20, shall automatically be converted into the right to receive, without interest, one share of a newly created series of preferred stock of Hancock Whitney having rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof as the MidSouth Series C Preferred Stock (all shares of such newly created series, collectively, the “Hancock Whitney Series C Preferred Stock” and, together with the Hancock Whitney Series B Preferred Stock, the “New Hancock Whitney Preferred Stock”), and, when so converted, the MidSouth Series C Preferred Stock shall automatically be cancelled and shall cease to exist.

1.6              Hancock Whitney Common Stock. At and after the Effective Time, each share of Hancock Whitney Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7              Treatment of MidSouth Equity Awards.

(a)               At the Effective Time, each option granted by MidSouth to purchase shares of MidSouth Common Stock under the MidSouth 2018 Long-Term Incentive Compensation Plan or the 2007 Omnibus Incentive Compensation Plan, as amended and restated

effective May 23, 2012 (the “MidSouth Equity Plans”) that is outstanding and unexercised immediately prior to the Effective Time (a “MidSouth Option”) shall be assumed and converted automatically into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as were applicable under such MidSouth Option immediately prior to the Effective Time (including vesting terms), the number of shares of Hancock Whitney Common Stock (rounded down to the nearest whole number of shares of Hancock Whitney Common Stock) equal to the product of (i) the number of shares of MidSouth Common Stock subject to such MidSouth Option immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio, which Adjusted Option shall have an exercise price per share of Hancock Whitney Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of MidSouth Common Stock subject to such MidSouth Common Stock immediately prior to the Effective Time, divided by (B) the Conversion Ratio.

(b)               At the Effective Time, each award in respect of shares of MidSouth Common Stock subject to vesting, repurchase or other lapse restriction granted under a MidSouth Equity Plan that is outstanding immediately prior to the Effective Time (a “MidSouth Restricted Stock Award”) and that, pursuant to its terms as in effect on the date hereof, would vest automatically as a result of the Effective Time or that is held by a non-employee member of the Board of Directors of MidSouth (whether or not the MidSouth Restricted Stock Award held by such non-employee member of the Board of Directors of MidSouth would vest automatically), shall vest at the Effective Time and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of MidSouth Common Stock subject to such MidSouth Restricted Stock Award immediately prior to the Effective Time, less applicable tax withholdings.

(c)               At the Effective Time, each MidSouth Restricted Stock Award not subject to Section 1.7(b) shall be assumed and converted into a restricted stock award in respect of shares of Hancock Whitney Common Stock (an “Adjusted Restricted Stock Award”) subject to the same terms and conditions as were applicable under such MidSouth Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Hancock Whitney Common Stock equal to the product of (i) the number of shares of MidSouth Common Stock subject to such MidSouth Restricted Stock Award immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio, with any fractional shares rounded down to the nearest whole share of Hancock Whitney Common Stock.

(d)               At the Effective Time, each restricted stock unit award in respect of shares of MidSouth Common Stock granted under a MidSouth Equity Plan that is outstanding immediately prior to the Effective Time (a “MidSouth RSU Award” and, together with the MidSouth Options and the MidSouth Restricted Stock Awards, the “MidSouth Equity Awards”) shall vest at the Effective Time and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of MidSouth Common Stock subject to such MidSouth RSU Award immediately prior to the Effective Time (with applicable performance goals deemed satisfied at the target level and with the number of shares prorated if contemplated by the applicable MidSouth Equity Plan, award agreement or other governing document), less applicable tax withholdings.

(e)               Each holder of a MidSouth Equity Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Hancock Whitney Common Stock (after aggregating all shares to be delivered in respect of all MidSouth Equity Awards held by such holder) shall receive, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Hancock Whitney Common Stock multiplied by the Hancock Whitney Share Closing Price (as defined below).

(f)                The Surviving Company shall make the cash payments described in Section 1.7(b) and Section 1.7(d), as applicable, through the Surviving Company’s payroll as promptly as practical after the Effective Time (or such latter time as is required by applicable law, including Section 409A of the Code) and shall satisfy any applicable tax withholdings by withholding from the Merger Consideration to be paid in respect of each share of MidSouth Common Stock subject to such MidSouth Equity Awards that number of shares of Hancock Whitney Common Stock whose Hancock Whitney Share Closing Price equals the applicable tax withholdings.

(g)               As of the Effective Time, Hancock Whitney shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 with respect to the Hancock Whitney Common Stock subject to the Adjusted Options, Adjusted Restricted Stock Awards and Adjusted RSU Awards. As soon as practical after the Effective Time, Hancock Whitney shall provide written notice to each holder of a MidSouth Equity Award that is assumed and converted into an award in respect of shares of Hancock Whitney Common Stock of the Surviving Company’s assumption of such MidSouth Equity Award and amend each such converted award to provide that the converted award will become vested in full, to the extent not vested previously, if the holder’s employment with the Surviving Company is terminated by the Surviving Company without cause on or within twelve (12) months after the Effective Time.

(h)               At or prior to the Effective Time, MidSouth, the Board of Directors of MidSouth and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 1.7.

1.8              Organizational Documents of Surviving Company. As a result of the Merger the Composite Articles of Incorporation of Hancock Whitney (the “Hancock Whitney Articles”) and the Amended and Restated Bylaws of Hancock Whitney (the “Hancock Whitney Bylaws”), each as in effect immediately prior to the Effective Time, shall continue in effect as the articles of incorporation and bylaws of the Surviving Company until the same shall be amended and changed as provided by applicable law.

1.9              Directors and Executive Officers of Surviving Company. The directors and executive officers of Hancock Whitney as of the Effective Time shall be the directors and executive officers of the Surviving Company, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Company or as otherwise provided by applicable law.

1.10          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.11          Bank Merger. Immediately following the Merger, or at such later time as Hancock Whitney may determine in its sole discretion, MidSouth Bank N.A., a national bank and a wholly owned Subsidiary of MidSouth (“MidSouth Bank”), will merge (the “Bank Merger”) with and into Hancock Whitney Bank, a Mississippi state bank and a wholly owned Subsidiary of Hancock Whitney (“Hancock Whitney Bank”), pursuant to an agreement and plan of merger to be agreed upon by Hancock Whitney and MidSouth, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Hancock Whitney Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of MidSouth Bank shall cease. Prior to the Effective Time, MidSouth shall cause MidSouth Bank, and Hancock Whitney shall cause Hancock Whitney Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

Article II

CONVERSION OF SHARES

2.1              Hancock Whitney to Make Shares Available. At or prior to the Effective Time, Hancock Whitney shall deposit, or shall cause to be deposited, with a bank or trust company designated by Hancock Whitney and reasonably acceptable to MidSouth (the “Conversion Agent”), for the benefit of the holders of MidSouth Common Stock contemplated by Section 1.5(a) and, if any MidSouth Preferred Stock shall be converted to New Hancock Whitney Preferred Stock pursuant to Section 1.5(d) or 1.5(e), the holders of such MidSouth Preferred Stock contemplated by Section 1.5(d) or 1.5(e) (a) evidence of a number of whole shares of Hancock Whitney Common Stock and New Hancock Whitney Preferred Stock, if applicable, in book-entry form to be paid pursuant to Sections 1.5 and 2.2 and (b) cash in an amount sufficient to pay cash in lieu of any fractional shares pursuant to Section 2.2(e) (such shares and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable pursuant to Section 2.2(b), being hereinafter referred to as the “Conversion Fund”). The Conversion Agent shall invest any cash included in the Conversion Fund as directed by Hancock Whitney; provided that no such investment or losses thereon shall affect the amounts payable to the holders of MidSouth Common Stock or MidSouth Preferred Stock, if applicable, pursuant to Section 1.5. Any interest and other income resulting from such investments shall be paid to Hancock Whitney.

2.2              Conversion of Shares.

(a)               Procedures for Conversion of Shares.

(i)                 Certificates. As promptly as reasonably practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, Hancock

Whitney shall cause the Conversion Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of MidSouth Common Stock (a “Certificate”) and whose shares have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Conversion Agent, and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and any cash in lieu of a fractional share which the shares of MidSouth Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), and the Certificate shall forthwith be cancelled.

(ii)              Book-Entry Shares. No holder of non-certificated shares of MidSouth Common Stock represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”) and whose shares were converted into the right to receive the Merger Consideration pursuant to Article I shall be required to deliver a Certificate or letter of transmittal in respect of such Book-Entry Shares or surrender such Book-Entry Shares to the Conversion Agent in order to receive the Merger Consideration. In lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Hancock Whitney shall cause the Conversion Agent to pay and deliver as promptly as reasonably practicable, the Merger Consideration and any cash in lieu of a fractional share which the share of MidSouth Common Stock formerly represented by such Book-Entry Share shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b), and the Book-Entry Share shall forthwith be cancelled.

(iii)            No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates or Book-Entry Shares. Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any cash in lieu of a fractional share or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)               No dividends or other distributions declared with respect to Hancock Whitney Common Stock shall be paid to the holder of any unsurrendered Certificate on unpaid Book-Entry Share until such Certificate is surrendered or such Book-Entry Share is paid, in each case in accordance with this Article II. After the surrender of a Certificate or payment of a Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Hancock Whitney Common Stock which the shares of MidSouth Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive (after giving effect to Section 6.10).

(c)               If payment of the Merger Consideration (including any cash in lieu of a fractional share or in respect of dividends or distributions as contemplated by this Section 2.2) is to be made to a person other than the person in whose name the Certificate or Book-Entry Share is registered, it shall be a condition precedent of the payment thereof that:

(i)                 either (A) the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

(ii)              the person requesting such payment shall (A) pay to the Conversion Agent in advance any transfer or other similar Taxes required by reason of such payment to a person other than the registered holder of the Certificate or Book-Entry Share, or required for any other reason, or (B) establish to the satisfaction of the Conversion Agent that such Tax has been paid or is not payable.

(d)               After the Effective Time, there shall be no transfers on the stock transfer books of MidSouth of the shares of MidSouth Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Conversion Agent, they shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Certificates is entitled to, as provided in this Article II.

(e)               Notwithstanding anything to the contrary contained herein, no fractional shares of Hancock Whitney Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Hancock Whitney Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Hancock Whitney. In lieu of the issuance of any such fractional share, Hancock Whitney shall pay to each former shareholder of MidSouth who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Hancock Whitney Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by the Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Hancock Whitney Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Hancock Whitney Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)                Any portion of the Conversion Fund that remains unclaimed by the shareholders of MidSouth for one (1) year after the Effective Time shall be paid to the Surviving Company. Any former shareholders of MidSouth who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of the Merger Consideration, cash in lieu of any fractional share and any unpaid dividends and distributions on the Hancock Whitney Common Stock deliverable to each such former shareholder pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Hancock Whitney, MidSouth, the Surviving Company, the Conversion Agent or any other person shall be liable to any former shareholder of MidSouth for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)               Hancock Whitney shall be entitled to deduct and withhold, or cause the Conversion Agent to deduct and withhold, from any cash in lieu of fractional shares of Hancock Whitney Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of MidSouth Common Stock or MidSouth Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Hancock Whitney or the Conversion Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to any such holder in respect of which the deduction and withholding was made by Hancock Whitney or the Conversion Agent, as the case may be.

(h)               In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Hancock Whitney, the posting by such person of a bond in such amount as Hancock Whitney may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Conversion Agent will issue in respect of such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of a fractional share and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

(i)                 In the event that any MidSouth Preferred Stock shall be converted to New Hancock Whitney Preferred Stock pursuant to Section 1.5(d) or 1.5(e), the conversion procedures set forth in this Section 2.2 shall apply mutatis mutandis to such conversion.

Article III

REPRESENTATIONS AND WARRANTIES OF MIDSOUTH

Except as (a) disclosed in the disclosure schedule delivered by MidSouth to Hancock Whitney concurrently herewith (the “MidSouth Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the MidSouth Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MidSouth that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on MidSouth and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) disclosed in any MidSouth Reports filed with or furnished to the SEC by MidSouth after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), MidSouth hereby represents and warrants to Hancock Whitney as follows:

3.1              Corporate Organization.

(a)               MidSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). MidSouth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. MidSouth is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on MidSouth. As used in this Agreement, the term “Material Adverse Effect” means, with respect to MidSouth, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of MidSouth and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which MidSouth and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism), (D) changes, after the date hereof, in economic or market conditions affecting the financial services industry generally and not specifically relating to MidSouth or its Subsidiaries, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (F) disclosure or (other than, for the avoidance of doubt, in the case of the representations set forth in Sections 3.3(b), 3.4 and 3.11(k), and for purposes of the related condition set forth in Section 7.2(a)) consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (G) actions or omissions taken pursuant to the written consent of Hancock Whitney; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of MidSouth and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which MidSouth and its Subsidiaries operate) or (ii) would be reasonably likely to prevent or materially impair, the ability of MidSouth to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Amended and Restated Articles of Incorporation of MidSouth (the “MidSouth Articles”) and the Amended and Restated Bylaws of MidSouth (the “MidSouth Bylaws”), as in effect as of the date of this Agreement, have previously been made available by MidSouth to Hancock Whitney.

(b)               Each Subsidiary of MidSouth (a “MidSouth Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on MidSouth and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth on Section 3.1(b) of the MidSouth Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of MidSouth to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of MidSouth that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of MidSouth, threatened. Section 3.1(b) of the MidSouth Disclosure Schedule sets forth a true and complete list of all Subsidiaries of MidSouth as of the date hereof.

3.2              Capitalization.

(a)               The authorized capital stock of MidSouth consists of 30,000,000 shares of MidSouth Common Stock and 5,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of MidSouth are issued, reserved for issuance or outstanding, other than (i) 16,717,021 shares of MidSouth Common Stock issued and outstanding, which number includes 161,622 shares of MidSouth Common Stock granted in respect of outstanding MidSouth Restricted Stock Awards, (ii) no shares of MidSouth Common Stock held in treasury, (iii) 69,552 shares of MidSouth Common Stock reserved for issuance upon the exercise of outstanding MidSouth Options, (iv) no shares of MidSouth Common Stock reserved for issuance upon the settlement of outstanding time-vesting MidSouth RSU Awards, (v) 49,560 shares (assuming performance goals are satisfied at target) of MidSouth Common Stock reserved for issuance upon the settlement of outstanding performance-vesting MidSouth RSU Awards, (vi) 32,000 shares of MidSouth Series B Preferred Stock issued and outstanding and (vii) 89,721 shares of MidSouth Series C Preferred Stock issued and outstanding. All of the issued and outstanding shares of MidSouth Common Stock and MidSouth Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, subject, in the case of MidSouth Equity Awards, to the terms and conditions of such MidSouth Equity Awards. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MidSouth may vote are issued and outstanding. Except as set forth in Section 3.2(a) of the MidSouth Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of MidSouth are issued or outstanding. Other than MidSouth Equity Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MidSouth to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which MidSouth or any of the MidSouth Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the MidSouth Common Stock or other equity interests of MidSouth, other than the Support Agreements.

(b)               Section 3.2(b) of the MidSouth Disclosure Schedule sets forth a true, correct and complete list of all MidSouth Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such MidSouth Equity Award, (iii) the grant date of each such MidSouth Equity Award, (iv) the MidSouth Equity Plan under which such MidSouth Equity Award was granted, (v) the exercise price for each such MidSouth Equity Award that is a MidSouth Option, (vi) the expiration date of each such MidSouth Equity Award that is a MidSouth Option and (vii) the applicable vesting schedule of each such MidSouth Equity Award. Other than the MidSouth Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of MidSouth or any of its Subsidiaries) are outstanding.

(c)               MidSouth owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MidSouth Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to MidSouth Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No MidSouth Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3              Authority; No Violation.

(a)               MidSouth has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite MidSouth Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MidSouth. The Board of Directors of MidSouth has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of MidSouth and has directed that this Agreement and the transactions contemplated hereby be submitted to MidSouth’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MidSouth Common Stock (the “Requisite MidSouth Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of MidSouth Bank and MidSouth as its sole shareholder, no other corporate proceedings on the part of MidSouth are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MidSouth and (assuming due authorization, execution and delivery by Hancock Whitney) constitutes a valid and binding obligation of MidSouth, enforceable against MidSouth in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)               Subject to the receipt of the Requisite MidSouth Vote, neither the execution and delivery of this Agreement by MidSouth nor the consummation by MidSouth of the transactions contemplated hereby, nor compliance by MidSouth with any of the terms or provisions hereof, will (i) violate any provision of the MidSouth Articles or the MidSouth Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MidSouth or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MidSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MidSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on MidSouth.

3.4              Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the “NYSE”), (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and in connection with the Preferred Stock Redemption, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the Mississippi Department of Banking and Consumer Finance (the “MDBCF”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”) and any state banking authorities listed on Section 3.4 of the MidSouth Disclosure Schedule or Section 4.4 of the Hancock Whitney Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of MidSouth’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Hancock Whitney in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the applicable Articles of Merger with the Louisiana Secretary pursuant to the LBCA and with the Mississippi Secretary pursuant to the MBCA and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Hancock Whitney Common Stock pursuant to this Agreement and the approval of the listing of such Hancock Whitney Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by MidSouth of this Agreement or (ii) the consummation by MidSouth of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other U.S. or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, MidSouth is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5              Reports.

(a)               MidSouth and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on MidSouth. Except for examinations of MidSouth and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and except as set forth in Section 3.5(a) of the MidSouth Disclosure Schedule, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MidSouth, investigation into the business or operations of MidSouth or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth. There is no unresolved violation identified by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MidSouth or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth.

(b)               An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by MidSouth or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2016 (the “MidSouth Reports”) is publicly available. No such MidSouth Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all MidSouth Reports filed or furnished under the

Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of MidSouth has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the MidSouth Reports.

3.6              Financial Statements.

(a)               The financial statements of MidSouth and its Subsidiaries included (or incorporated by reference) in the MidSouth Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MidSouth and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MidSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MidSouth and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Porter Keadle Moore, LLC has not resigned (or informed MidSouth that it intends to resign) or been dismissed as independent public accountants of MidSouth as a result of or in connection with any disagreements with MidSouth on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth, neither MidSouth nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MidSouth included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of MidSouth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MidSouth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth. MidSouth (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MidSouth, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of MidSouth by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to MidSouth’s outside auditors and the audit committee of MidSouth’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MidSouth’s ability to record, process, summarize and report financial information, and (y) to the knowledge of MidSouth, any fraud, whether or not material, that involves management or other employees who have a significant role in MidSouth’s internal controls over financial reporting. These disclosures were made in writing by management to MidSouth’s outside auditors and audit committee and a copy has been previously made available to Hancock Whitney. To the knowledge of MidSouth, there is no reason to believe that MidSouth’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)               Except as set forth in Section 3.6(d) of the MidSouth Disclosure Schedule, since January 1, 2016, (i) neither MidSouth nor any of its Subsidiaries, nor, to the knowledge of MidSouth, any director, officer, auditor, accountant or representative of MidSouth or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of MidSouth, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MidSouth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that MidSouth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MidSouth or any of its Subsidiaries, whether or not employed by MidSouth or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MidSouth or any of its officers, directors or employees to the Board of Directors of MidSouth or any committee thereof or, to the knowledge of MidSouth, to any director or officer of MidSouth.

3.7              Broker’s Fees. Neither MidSouth nor any MidSouth Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Sandler O’Neill + Partners, L.P. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Hancock Whitney.

3.8              Absence of Certain Changes or Events.

(a)               Since December 31, 2018, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth.

(b)               Since December 31, 2018, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, MidSouth and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9              Legal Proceedings.

(a)               Except as set forth in Section 3.9(a) of the MidSouth Disclosure Schedule, neither MidSouth nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of MidSouth, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (a “Claim”) against MidSouth or any of its Subsidiaries (i) that would reasonably be likely to be, either individually or in the aggregate, material to MidSouth and its Subsidiaries, taken as a whole, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)               Except as set forth in Section 3.5(a) of the MidSouth Disclosure Schedule, there is no material injunction, order, judgment, decree, or regulatory restriction (an “Order”) imposed upon MidSouth, any of its Subsidiaries or the assets of MidSouth or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Company or any of its affiliates).

(c)               Section 3.9(c) of the MidSouth Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each Claim or Order that (i) resulted in any criminal sanctions to MidSouth or any of its Subsidiaries, (ii) within the last three years resulted in any settlement or Order requiring payments in excess of $25,000, in each case by or against MidSouth or any of its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) within the last three (3) years, imposed any injunctive relief with respect to, or that has required the MidSouth or any of its Subsidiaries to alter in any material respect, its business practices.

3.10          Taxes and Tax Returns.

(a)               Each of MidSouth and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither MidSouth nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of MidSouth and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of MidSouth and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither MidSouth nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of MidSouth and its Subsidiaries for all years up to and including December 31, 2015 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against MidSouth or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of MidSouth and its Subsidiaries or the assets of MidSouth and its Subsidiaries. In the last six (6) years, neither MidSouth nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that MidSouth or any of its Subsidiaries was required to file any Tax Return that was not filed. MidSouth has made available to Hancock Whitney true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of MidSouth or any of its Subsidiaries. Neither MidSouth nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MidSouth and its Subsidiaries). Neither MidSouth nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MidSouth) or (B) has any liability for the Taxes of any person (other than MidSouth or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither MidSouth nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither MidSouth nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has MidSouth been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither MidSouth nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date, in the case of (i), (iii), (iv) and (v), outside of the ordinary course of business.

(b)               As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)               As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees and Employee Benefit Plans.

(a)               Section 3.11(a) of the MidSouth Disclosure Schedule lists all material MidSouth Benefit Plans. For purposes of this Agreement, “MidSouth Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, cash or equity incentive, stock purchase, deferred compensation, welfare, retiree welfare, supplemental retirement, severance or other benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, termination, severance plans, programs, agreements or arrangements or other contracts or agreements with respect to which MidSouth or any Subsidiary is a party or has any liability or that are maintained, contributed to or sponsored by MidSouth or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of MidSouth or any of its Subsidiaries.

(b)               MidSouth has heretofore made available to Hancock Whitney true and complete copies of each of the material MidSouth Benefit Plans and all amendments thereto (or, in the case of a MidSouth Benefit Plan that is not in writing, a summary of the terms thereof) and the following related documents, to the extent applicable: (i) all current summary plan descriptions, amendments, modifications or material supplements, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) for the last two (2) plan years, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report or financial statement (if applicable) for each of the last two (2) plan years, (v) all material correspondence with a Governmental Entity received or sent in the last six (6) years and (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements.

(c)               Each MidSouth Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither MidSouth nor any of its Subsidiaries has taken in the last six (6) years any corrective action or made any filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any MidSouth Benefit Plan, and, to the knowledge of MidSouth, there is no outstanding plan defect that requires correction under any such program.

(d)               Section 3.11(d)(i) of the MidSouth Disclosure Schedule identifies each MidSouth Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “MidSouth Qualified Plans”). The IRS has issued a favorable determination letter or opinion, including to the extent applicable regarding Section 4975(e)(7) of the Code, with respect to each MidSouth Qualified Plan and its related trust, and neither MidSouth nor any of its Subsidiaries have received any notice that such letter or opinion has been revoked (nor, to the knowledge of MidSouth, has revocation been threatened), and, to the knowledge of MidSouth, there are no existing circumstances and no events have occurred that in either case would have a material adverse effect on the qualified status of any MidSouth Qualified Plan or the related trust or increase the costs relating thereto. The MidSouth Employee Stock Ownership Plan and Trust (the “ESOP”) is intended to be an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Section 3.11(d)(ii) of the MidSouth Disclosure Schedule identifies (x) each outstanding loan under which the ESOP is a borrower (each, an “ESOP Loan”), (y) the lender and guarantor (if any) of each ESOP Loan, and (z) the securities of MidSouth that were acquired with such ESOP Loan (the “Employer Securities”). Each ESOP

Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

(e)               To the knowledge of MidSouth, each MidSouth Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to, and not otherwise exempt from, Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                None of MidSouth and its Subsidiaries nor any MidSouth ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to, or otherwise had any obligation with respect to, (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or otherwise incurred liability under Title IV or such sections of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of MidSouth and its Subsidiaries nor any MidSouth ERISA Affiliate has, at any time during the last six (6) years, incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, MidSouth ERISA Affiliate means any trade or business, whether or not incorporated, which would be required to be aggregated with MidSouth or any of its Subsidiaries and treated as a “single employer” within the meaning of Section 4001 of ERISA.

(g)               Neither MidSouth nor any of its Subsidiaries sponsors, or has any obligation with respect to, any MidSouth Benefit Plan that provides for any post-employment or post-retirement welfare (including health, medical or life insurance) benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or other applicable laws. MidSouth or an applicable MidSouth Subsidiary has reserved the right to amend, terminate or modify at any time all MidSouth Benefit Plans providing post-employment or post-retirement welfare (including health, medical or life insurance) benefits in accordance with its terms and to the extent permitted by applicable laws.

(h)               All contributions required to be made to any MidSouth Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MidSouth Benefit Plan, for any period through the date hereof, have been timely made or paid in full by the applicable due date or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MidSouth to the extent required by applicable accounting procedures.

(i)                 There are no pending or, to the knowledge of MidSouth, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of MidSouth, no set of circumstances exists that may reasonably be likely to give rise to a claim or lawsuit, against the MidSouth Benefit Plans or the assets of any of the trusts under any of the MidSouth Benefit Plans that in any such event could in any case reasonably be expected to result in any material liability of MidSouth or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any fiduciary which MidSouth or any of its Subsidiaries has an obligation to indemnify or any participant in a MidSouth Benefit Plan. To the knowledge of MidSouth, no MidSouth Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the knowledge of MidSouth, threatened.

(j)                 None of MidSouth and its Subsidiaries nor, to the knowledge of MidSouth, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the MidSouth Benefit Plans or their related trusts, or MidSouth or any of its Subsidiaries, or any fiduciary which MidSouth or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)               Except as set forth in this Agreement or Section 3.11(k) of the MidSouth Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other individual service provider of MidSouth or any of its Subsidiaries, or (ii) result in any limitation on the right of MidSouth or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MidSouth Benefit Plan or related trust that existed prior to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, property or otherwise) by MidSouth or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. MidSouth has made available to Hancock Whitney preliminary copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby. Except as set forth in Section 3.11(k) of the MidSouth Disclosure Schedule, neither MidSouth nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require MidSouth or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)                 No MidSouth Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(m)             MidSouth and its Subsidiaries (i) have not paid any compensation or benefits in violation of applicable law, including 12 C.F.R. Section 359 or an agreement with a

Governmental Entity, and (ii) are not obligated to pay any compensation or benefits prohibited by applicable law.

(n)               There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of MidSouth or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of MidSouth, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances or other collective labor disputes, other than routine grievance matters, now pending or, to the knowledge of MidSouth, threatened against MidSouth or any of its Subsidiaries and there have not been any such labor strikes, work stoppages, slowdowns or lockouts with respect to MidSouth or any of its Subsidiaries at any time within the five (5) years preceding this Agreement. Neither MidSouth nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to its employment practices, and except as set forth in Section 3.11(n) of the MidSouth Disclosure Schedule, there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been filed against MidSouth or any of its Subsidiaries or that is now pending before the Equal Employment Opportunity Commission or any other Governmental Entity. MidSouth and each of its Subsidiaries is, and in the five (5) years preceding this Agreement has been, in material compliance with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. Each individual who renders services to MidSouth or any of its Subsidiaries who is classified by MidSouth or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under MidSouth Benefit Plans) is properly so characterized.

3.12          Compliance with Applicable Law. MidSouth and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on MidSouth, and to the knowledge of MidSouth no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.12 of the MidSouth Disclosure Schedule, MidSouth and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to MidSouth or any of its Subsidiaries, including (to the extent applicable to MidSouth or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the

Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. MidSouth Bank has a Community Reinvestment Act rating of “satisfactory” or better. MidSouth and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board and the OCC (together, “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”). Section 3.12 of the MidSouth Disclosure Schedule sets forth (i) all MidSouth affiliates and subsidiaries (including MidSouth) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that MidSouth or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

3.13          Certain Contracts.

(a)               Except as set forth in Section 3.13(a) of the MidSouth Disclosure Schedule or otherwise filed as exhibits to, or incorporated by reference in, MidSouth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 18, 2019, other than any MidSouth Benefit Plan, neither MidSouth nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)                 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)              that contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by MidSouth or any of its Subsidiaries or upon consummation of the Merger will restrict the ability of the Surviving Company or any of its Subsidiaries to engage in any line of business that is material to MidSouth and its Subsidiaries, taken as a whole;

(iii)            with or to a labor union or guild (including any collective bargaining agreement);

(iv)             that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MidSouth or its Subsidiaries, taken as a whole;

(v)               that obligates MidSouth or any of its affiliates to conduct business with any third party on an exclusive or preferential basis;

(vi)             that requires referrals of business or requires MidSouth or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis;

(vii)          that relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from any FHLB incurred in the ordinary course of business consistent with past practice) by MidSouth or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)        that limits the payment of dividends by MidSouth or any of its Subsidiaries;

(ix)             that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(x)               that relates to a material acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn out” or other contingent obligations) that are still in effect;

(xi)             that provides for material payments to be made by MidSouth or any of its Subsidiaries upon a change in control thereof;

(xii)          that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by MidSouth or its applicable Subsidiary on sixty (60) days or less notice without any required payment or other conditions (other than the condition of notice)); or

(xiii)         that is not of the type described in clauses (i) through (xii) above and which involved payments by, or to, MidSouth or any of its Subsidiaries in the fiscal year ended December 31, 2018, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2019, of more than $100,000 (other than pursuant to Loans originated or purchased by MidSouth and its Subsidiaries in the ordinary course of business consistent with past practice).

(b)               Each contract, arrangement, commitment or understanding of the type described in Section 3.13(a), whether or not set forth in the MidSouth Disclosure Schedule, is referred to herein as a “MidSouth Contract,” and neither MidSouth nor any of its Subsidiaries knows of, or has received written, or to the knowledge of MidSouth, oral notice of, any violation of a MidSouth Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to MidSouth and its Subsidiaries, taken as a whole.

(c)               In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth: (i) each MidSouth Contract is valid and binding on MidSouth or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MidSouth and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each MidSouth Contract, (iii) to the knowledge of MidSouth, each third-party counterparty to each MidSouth Contract has performed all obligations required to be performed by it to date under such MidSouth Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of MidSouth or any of its Subsidiaries under any such MidSouth Contract.

3.14          Agreements with Regulatory Agencies. Except as set forth in Section 3.14 of the MidSouth Disclosure Schedule, neither MidSouth nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the written request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MidSouth Disclosure Schedule, a “MidSouth Regulatory Agreement”), nor has MidSouth or any of its Subsidiaries been advised in writing or, to the knowledge of MidSouth, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such MidSouth Regulatory Agreement.

3.15          Risk Management Instruments. Except as set forth in Section 3.5(a) of the MidSouth Disclosure Schedule and except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on MidSouth, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MidSouth, any of its Subsidiaries or for the account of a customer of MidSouth or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MidSouth or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). MidSouth and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of MidSouth, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16          Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on MidSouth, MidSouth and its Subsidiaries are in compliance, and, since January 1, 2016 have complied, with any federal, state or local law, regulation, order, decree, permit or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of MidSouth any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on MidSouth or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of MidSouth, threatened against MidSouth, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth. To the knowledge of MidSouth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth. MidSouth is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth.

3.17          Investment Securities.

(a)               Each of MidSouth and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the MidSouth Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MidSouth or its Subsidiaries. Such securities are valued on the books of MidSouth in accordance with GAAP in all material respects.

(b)               MidSouth and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that MidSouth believes are prudent and reasonable in the context of their respective businesses, and MidSouth and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

3.18          Real Property. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on MidSouth, MidSouth or a MidSouth Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the MidSouth Reports as being owned by MidSouth or a MidSouth Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business or (y) properties categorized as “other real estate owned” in such balance sheet) (the “MidSouth Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MidSouth Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “MidSouth Leased Properties” and, collectively with the MidSouth Owned Properties, the “MidSouth Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and MidSouth has received no notice of any material default thereunder by the lessee or, to the knowledge of MidSouth, the lessor. There are no pending or, to the knowledge of MidSouth, threatened condemnation proceedings against any MidSouth Real Property.

3.19          Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on MidSouth, to the knowledge of MidSouth: (i) MidSouth and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) (A) the use of any Intellectual Property by MidSouth and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to MidSouth in writing that MidSouth or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of MidSouth, no person is challenging, infringing on or otherwise violating any right of MidSouth or any of its Subsidiaries with respect to any Intellectual Property owned by MidSouth or its Subsidiaries; (iv) neither MidSouth nor any MidSouth Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MidSouth or any MidSouth Subsidiary; and (v) since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of MidSouth and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20          Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MidSouth or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MidSouth or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MidSouth Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of MidSouth), on the other hand, of the type required to be reported in any MidSouth Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21          Data Privacy.

(a)               MidSouth and the MidSouth Subsidiaries have taken reasonable steps materially consistent with customary industry practices to protect the confidentiality, integrity and security of the computers, servers, workstations, routers, hubs, switches, circuits, networks and other information technology equipment owned or controlled by MidSouth and the MidSouth Subsidiaries (the “MidSouth IT Assets”) (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and, to the knowledge of MidSouth, there has been no unauthorized use, access, interruption, modification or corruption of the MidSouth IT Assets since January 1, 2016.

(b)               In connection with their collection, storage, transfer (including any transfer across national borders) and/or use of any Nonpublic Personal Information, MidSouth and the MidSouth Subsidiaries, are and have been, in material compliance with all Privacy Laws, MidSouth’s and its Subsidiaries’ privacy policies and the requirements of any contract or codes of conduct to which MidSouth or any MidSouth Subsidiary is a party. MidSouth and the MidSouth Subsidiaries have commercially reasonable physical, technical and administrative security measures and policies in place designed to protect all Nonpublic Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure. MidSouth and the MidSouth Subsidiaries have contractually obligated all material third parties collecting, accessing, receiving, storing or processing Nonpublic Personal Information on behalf of MidSouth or the MidSouth Subsidiaries to (i) comply with all applicable Privacy Laws and (ii) take commercially reasonable steps to protect and secure such Nonpublic Personal Information from and against unauthorized access, use and/or disclosure. MidSouth and the MidSouth Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all laws in all relevant jurisdictions relating to data loss, theft and breach of security notification obligations. Neither MidSouth nor any MidSouth Subsidiary has since January 1, 2016 experienced a material breach of its information technology systems or a data loss or theft as defined by the laws in all relevant jurisdictions. Neither MidSouth nor any MidSouth Subsidiary has been charged with, or received any notice of any claims of, the violation of any Privacy Laws or any of the privacy policies of MidSouth or any of the MidSouth Subsidiaries.

(c)               For purposes of this Agreement, the following terms shall have the following meanings:

(i)                 “Nonpublic Personal Information” shall have the meaning set forth in Title V of the Gramm-Leach-Bliley Act. Nonpublic Personal Information may relate to any individual, including a current, prospective or former client (or a client’s customer or end user) or employee of any person, and includes information in any form, including paper, electronic and other forms.

(ii)              “Privacy Laws” means all applicable laws, regulations, guidelines or policies imposed by any Governmental Entity relating to privacy, data security and Nonpublic Personal Information, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Nonpublic Personal Information and any and all applicable laws governing breach notification in connection with Nonpublic Personal Information.

3.22          State Takeover Laws. The Board of Directors of MidSouth has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.23          Reorganization. MidSouth has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24          Opinion. Prior to the execution of this Agreement, the Board of Directors of MidSouth has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of MidSouth Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.25          MidSouth Information. The information relating to MidSouth and its Subsidiaries that is provided by MidSouth or its representatives for inclusion in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of MidSouth Common Stock or at the time of the MidSouth Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of MidSouth incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to MidSouth and its Subsidiaries and other portions within the reasonable control of MidSouth and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by MidSouth with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Hancock Whitney or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.26          Loan Portfolio.

(a)               As of the date hereof, except as set forth in Section 3.26(a) of the MidSouth Disclosure Schedule, neither MidSouth nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which MidSouth or any Subsidiary of MidSouth is a creditor which as of December 31, 2018, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of December 31, 2018, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of MidSouth or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.26(a) of the MidSouth Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of MidSouth and its Subsidiaries that, as of December 31, 2018, had an outstanding balance of $500,000 or more and were classified by MidSouth as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth, each outstanding Loan of MidSouth and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MidSouth and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidSouth, each outstanding Loan of MidSouth and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of MidSouth and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)               None of the agreements pursuant to which MidSouth or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)               There are no outstanding Loans made by MidSouth or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MidSouth or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                Neither MidSouth nor any of its Subsidiaries is now, nor has it ever been since January 1, 2016, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27          Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on MidSouth, (a) MidSouth and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MidSouth reasonably has determined to be prudent and consistent with industry practice, and neither MidSouth nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MidSouth and its Subsidiaries, MidSouth or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28          No Investment Adviser Subsidiary. Neither MidSouth nor any MidSouth Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.29          No Other Representations or Warranties.

(a)               Except for the representations and warranties made by MidSouth in this Article III, neither MidSouth nor any other person makes any express or implied representation or warranty with respect to MidSouth, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MidSouth hereby disclaims any such other representations or warranties.

(b)               MidSouth acknowledges and agrees that neither Hancock Whitney nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF HANCOCK WHITNEY

Except as (a) disclosed in the disclosure schedule delivered by Hancock Whitney to MidSouth concurrently herewith (the “Hancock Whitney Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Hancock Whitney Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Hancock Whitney that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Hancock Whitney Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) disclosed in any Hancock Whitney Reports filed with or furnished to the SEC by Hancock Whitney after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) Hancock Whitney hereby represents and warrants to MidSouth as follows:

4.1              Corporate Organization.

(a)               Hancock Whitney is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Hancock Whitney has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Hancock Whitney is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Hancock Whitney Material Adverse Effect. As used in this Agreement, the term “Hancock Whitney Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, would be reasonably likely to prevent or materially impair, the ability of Hancock Whitney to timely consummate the transactions contemplated hereby. True and complete copies of the Hancock Whitney Articles and the Hancock Whitney Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Hancock Whitney to MidSouth.

(b)               Each Subsidiary of Hancock Whitney (a “Hancock Whitney Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Hancock Whitney Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Hancock Whitney to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Hancock Whitney that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Hancock Whitney, threatened. Section 4.1(b) of the Hancock Whitney Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Hancock Whitney as of the date hereof.

4.2              Capitalization.

(a)                The authorized capital stock of Hancock Whitney consists of 350,000,000 shares of Hancock Whitney Common Stock and 50,000,000 shares of preferred stock, par value $20.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Hancock Whitney are issued, reserved for issuance or outstanding, other than (i) 85,712,380 shares of Hancock Whitney Common Stock issued and outstanding, including 1,319,659 shares of Hancock Whitney Common Stock granted in respect of outstanding awards of restricted Hancock Whitney Common Stock under a Hancock Whitney Equity Plan (as defined below) (a “Hancock Whitney Restricted Stock Award”), (ii) 870,558 shares of Hancock Whitney Common Stock held in treasury, (iii) 46,865 shares of Hancock Whitney Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Hancock Whitney Common Stock granted under a Hancock Whitney Equity Plan (“Hancock Whitney Options”), (iv) 171,904 shares (assuming performance goals are satisfied at target) or 343,808 shares (assuming performance goals are satisfied at maximum) of Hancock Whitney Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Hancock Whitney Common Stock granted under a Hancock Whitney Equity Plan (“Hancock Whitney RSU Award”) and (v) 1,009,208 shares of Hancock Whitney Common Stock reserved for issuance pursuant to future grants under the Hancock Whitney Equity Plans. As used herein, the “Hancock Whitney Equity Plans” shall mean all employee and director equity incentive plans of Hancock Whitney in effect as of the date of this Agreement and agreements for equity awards in respect of Hancock Whitney Common Stock granted by Hancock Whitney under the inducement grant exception. All of the issued and outstanding shares of Hancock Whitney Common Stock has been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Hancock Whitney may vote are issued and outstanding. Except as set forth in Section 4.2(a) of the Hancock Whitney Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Hancock Whitney are issued or outstanding. Other than Hancock Whitney Options and Hancock Whitney RSU Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Hancock Whitney to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Hancock Whitney or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Hancock Whitney Common Stock or other equity interests of Hancock Whitney.

(b)               Hancock Whitney owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Hancock Whitney Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Hancock Whitney Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Hancock Whitney Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3              Authority; No Violation.

(a)               Hancock Whitney has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Hancock Whitney. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Hancock Whitney Bank and Hancock Whitney as its sole shareholder, no other corporate proceedings on the part of Hancock Whitney are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hancock Whitney and (assuming due authorization, execution and delivery by MidSouth) constitutes a valid and binding obligation of Hancock Whitney, enforceable against Hancock Whitney in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Hancock Whitney Common Stock and any New Hancock Whitney Preferred Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Hancock Whitney will have any preemptive right or similar rights in respect thereof.

(b)               Neither the execution and delivery of this Agreement by Hancock Whitney, nor the consummation by Hancock Whitney of the transactions contemplated hereby, nor compliance by Hancock Whitney with any of the terms or provisions hereof, will (i) violate any provision of the Hancock Whitney Articles or the Hancock Whitney Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hancock Whitney, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hancock Whitney or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hancock Whitney or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Hancock Whitney Material Adverse Effect.

4.4              Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the NASDAQ and the NYSE, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and in connection with the Preferred Stock Redemption, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the MDBCF in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with the OCC and any state banking authorities listed on Section 3.4 of the MidSouth Disclosure Schedule or Section 4.4 of the Hancock Whitney Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the applicable Articles of Merger with the Louisiana Secretary pursuant to the LBCA and with the Mississippi Secretary pursuant to the MBCA and the filing of the Bank Merger Certificates, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Hancock Whitney Common Stock pursuant to this Agreement and the approval of the listing of such Hancock Whitney Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Hancock Whitney of this Agreement or (ii) the consummation by Hancock Whitney of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Hancock Whitney is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5              Reports.

(a)               Hancock Whitney and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Hancock Whitney Material Adverse Effect. Except for examinations of Hancock Whitney and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Hancock Whitney, investigation into the business or operations of Hancock Whitney or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Hancock Whitney Material Adverse Effect. There is no unresolved violation identified by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Hancock Whitney or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Hancock Whitney Material Adverse Effect.

(b)               An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Hancock Whitney or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Hancock Whitney Reports”) is publicly available. No such Hancock Whitney Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Hancock Whitney Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Hancock Whitney has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Hancock Whitney Reports.

4.6              Financial Statements.

(a)               The financial statements of Hancock Whitney and its Subsidiaries included (or incorporated by reference) in the Hancock Whitney Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Hancock Whitney and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Hancock Whitney and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hancock Whitney and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Hancock Whitney that it intends to resign) or been dismissed as independent public accountants of Hancock Whitney as a result of or in connection with any disagreements with Hancock Whitney on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Except as would not reasonably be likely to have, either individually or in the aggregate, a Hancock Whitney Material Adverse Effect, neither Hancock Whitney nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hancock Whitney included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)               The records, systems, controls, data and information of Hancock Whitney and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hancock Whitney or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Hancock Whitney Material Adverse Effect. Hancock Whitney (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Hancock Whitney, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Hancock Whitney by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Hancock Whitney’s outside auditors and the audit committee of Hancock Whitney’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Hancock Whitney’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Hancock Whitney, any fraud, whether or not material, that involves management or other employees who have a significant role in Hancock Whitney’s internal controls over financial reporting. To the knowledge of Hancock Whitney, there is no reason to believe that Hancock Whitney’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)               Since January 1, 2016, (i) neither Hancock Whitney nor any of its Subsidiaries, nor, to the knowledge of Hancock Whitney, any director, officer, auditor, accountant or representative of Hancock Whitney or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Hancock Whitney, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Hancock Whitney or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Hancock Whitney or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hancock Whitney or any of its Subsidiaries, whether or not employed by Hancock Whitney or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hancock Whitney or any of its officers, directors, or employees to the Board of Directors of Hancock Whitney or any committee thereof or, to the knowledge of Hancock Whitney, to any director or officer of Hancock Whitney.

4.7              Broker’s Fees. Neither Hancock Whitney nor any Hancock Whitney Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC.

4.8              Absence of Certain Changes or Events.

(a)               Since December 31, 2018, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Hancock Whitney Material Adverse Effect.

(b)               Since December 31, 2018, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Hancock Whitney and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9              Legal Proceedings.

(a)               Neither Hancock Whitney nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Hancock Whitney, threatened, Claims against Hancock Whitney or any of its Subsidiaries (i) that would reasonably be likely to be, either individually or in the aggregate, material to Hancock Whitney and its Subsidiaries, taken as a whole, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)               There is no material Order imposed upon Hancock Whitney, any of its Subsidiaries or the assets of Hancock Whitney or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Hancock Whitney or any of its affiliates).

4.10          Compliance with Applicable Law. Hancock Whitney and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Hancock Whitney Material Adverse Effect, and to the knowledge of Hancock Whitney, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Hancock Whitney and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Hancock Whitney or any of its Subsidiaries, including (to the extent applicable to Hancock Whitney or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control,

Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Hancock Whitney Bank has a Community Reinvestment Act rating of “satisfactory” or better. Hancock Whitney and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule. Section 4.10 of the Hancock Whitney Disclosure Schedule sets forth (i) all Hancock Whitney affiliates and subsidiaries (including Hancock Whitney) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Hancock Whitney or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

4.11          Agreements with Regulatory Agencies. Neither Hancock Whitney nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the written request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Hancock Whitney Disclosure Schedule, a “Hancock Whitney Regulatory Agreement”), nor has Hancock Whitney or any of its Subsidiaries been advised, in writing or, to the knowledge of Hancock Whitney, orally, since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Hancock Whitney Regulatory Agreement.

4.12          State Takeover Laws. The Board of Directors of Hancock Whitney has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of any applicable Takeover Statutes.

4.13          Reorganization. Hancock Whitney has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14          Hancock Whitney Information. The information relating to Hancock Whitney and its Subsidiaries that is provided by Hancock Whitney or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of MidSouth Common Stock or at the time of the MidSouth Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Hancock Whitney incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Hancock Whitney and its Subsidiaries and other portions within the reasonable control of Hancock Whitney and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Hancock Whitney with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of MidSouth or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.15          No Other Representations or Warranties.

(a)               Except for the representations and warranties made by Hancock Whitney in this Article IV, neither Hancock Whitney nor any other person makes any express or implied representation or warranty with respect to Hancock Whitney, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hancock Whitney hereby disclaims any such other representations or warranties.

(b)               Hancock Whitney acknowledges and agrees that neither MidSouth nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Business of MidSouth Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the MidSouth Disclosure Schedule), required by law or as consented to in writing by Hancock Whitney (such consent not to be unreasonably withheld, conditioned or delayed), (a) MidSouth shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Hancock Whitney and MidSouth shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2              MidSouth Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the MidSouth Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, MidSouth shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hancock Whitney (such consent not to be unreasonably withheld, conditioned or delayed):

(a)               other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of MidSouth or any of its wholly owned Subsidiaries to MidSouth or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of MidSouth);

(b)          (i)               adjust, split, combine or reclassify any capital stock;

(ii)              make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) regular quarterly cash dividends by MidSouth at a rate not in excess of $0.01 per share of MidSouth Common Stock, and any associated dividend equivalents for MidSouth Equity Awards, (B) required dividends on the MidSouth Preferred Stock, (C) dividends paid by any of the Subsidiaries of MidSouth to MidSouth or any of its wholly owned Subsidiaries, (D) the acceptance of shares of MidSouth Common Stock as payment for the exercise price of MidSouth Options or for withholding taxes incurred in connection with the exercise of MidSouth Options or the vesting or settlement of MidSouth Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and to the extent required by the terms of the applicable award agreements, (E) required dividends on the common stock of any MidSouth Subsidiary, (F) required dividends on MidSouth Trust Preferred Securities or (G) the Preferred Stock Redemption or the Trust Preferred Redemption;

(iii)            grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)             issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for (A) the issuance of shares upon the exercise of MidSouth Options or (B) the vesting or settlement of MidSouth Equity Awards (and dividend equivalents thereon, if any) in accordance with past practice and to the extent required by the terms of the applicable award agreements;

(c)               sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d)               except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of MidSouth;

(e)               (i) terminate, materially amend, or waive any material provision of, any MidSouth Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a MidSouth Contract if it were in effect on the date of this Agreement;

(f)                except as required under applicable laws, regulations, guidelines or policies imposed by any Governmental Entity, or the terms of any MidSouth Benefit Plan as in effect on the date hereof, or renewals with respect to welfare benefits in the ordinary course consistent with past practice, (i) enter into, adopt, commence participation in, amend or terminate any MidSouth Benefit Plan (or any employee benefit plan, program or policy that would be a MidSouth Benefit Plan if in effect as of the date hereof) or any collective bargaining agreement or similar labor agreement, (ii) increase the compensation or benefits payable to any current or former employee, director, independent contractor or other service provider, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) fund any rabbi trust or similar arrangement or cause the MidSouth ESOP to enter into any new loan, (vi) terminate the employment or services of any employee, independent contractor or other service provider whose target annual compensation is greater than $100,000, other than for cause, or (vii) hire any employee, independent contractor or other service provider who has target annual compensation greater than $100,000;

(g)               settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $150,000 individually or $300,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Company;

(h)               take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                 amend the MidSouth Articles, the MidSouth Bylaws, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)                 merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)               materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)                 implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)             (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) amend, modify or make any loans or extensions of credit either (A) outside of the ordinary course of business consistent with past practice or (B) inconsistent with the criteria set forth on Section 5.2(m) of the MidSouth Disclosure Schedule;

(n)               make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(o)               make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than as disclosed in MidSouth’s capital expenditure budget set forth in Section 5.2(o) of the MidSouth Disclosure Schedule;

(p)               make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(q)               (i) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of MidSouth or its Subsidiaries, or (ii) purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) or enter into, amend or renew any material lease with respect to real property;

(r)                knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of MidSouth or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(s)                agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3              Hancock Whitney Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Hancock Whitney Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Hancock Whitney shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MidSouth (such consent not to be unreasonably withheld, conditioned or delayed):

(a)               amend the Hancock Whitney Articles or the Hancock Whitney Bylaws in a manner that would materially and adversely affect the holders of MidSouth Common Stock, or adversely affect the holders of MidSouth Common Stock relative to other holders of Hancock Whitney Common Stock;

(b)               adjust, split, combine or reclassify any capital stock of Hancock Whitney;

(c)               merge or consolidate itself or any of its Significant Subsidiaries with any other person where it or its Significant Subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(d)               take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(e)               knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Hancock Whitney or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f)                agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1              Regulatory Matters.

(a)               Hancock Whitney and MidSouth shall promptly prepare and file with the SEC the Proxy Statement, and Hancock Whitney shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Hancock Whitney and MidSouth shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and MidSouth shall thereafter mail or deliver the Proxy Statement to its shareholders. Hancock Whitney shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MidSouth shall furnish all information concerning MidSouth and the holders of MidSouth Common Stock as may be reasonably requested in connection with any such action.

(b)               The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as promptly as reasonably practicable and in no event later than thirty (30) days after the date of this Agreement, Hancock Whitney and MidSouth shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Hancock Whitney and MidSouth shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as reasonably practicable to the reasonable requests of Governmental Entities for documents and information. Hancock Whitney and MidSouth shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MidSouth or Hancock Whitney, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information of MidSouth that is necessary for Hancock Whitney to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity.

(c)               In furtherance and not in limitation of the foregoing, each of Hancock Whitney and MidSouth shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or materially delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Hancock Whitney, MidSouth and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Hancock Whitney or MidSouth to take, or agree to take, any actions specified in this Section 6.1 that would reasonably be likely to have a material and adverse effect on Hancock Whitney and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to MidSouth and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)               Hancock Whitney and MidSouth shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Hancock Whitney, MidSouth or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Hancock Whitney and MidSouth agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of MidSouth and at the time of the MidSouth Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Hancock Whitney and MidSouth further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e)               Hancock Whitney and MidSouth shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)                Without limiting the generality of this Section 6.1, MidSouth shall, and shall cause its Subsidiaries to, cooperate with Hancock Whitney and its Subsidiaries (including the furnishing of information and by making employees available) as is reasonably requested by Hancock Whitney in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd Frank Act Stress Testing programs.

(g)               As used in this Agreement, “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders, nonactions, clearances, waivers or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from (x) the Federal Reserve Board, the FDIC and the MDBCF and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Company (provided that for purposes of the definition of Requisite Regulatory Approvals, references to “MidSouth” in the definition of Material Adverse Effect shall be deemed references to “the Surviving Company”).

6.2              Access to Information.

(a)               Upon reasonable notice and subject to applicable laws, each of Hancock Whitney and MidSouth, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Hancock Whitney and MidSouth shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Hancock Whitney nor MidSouth nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Hancock Whitney’s or MidSouth’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)               Each of Hancock Whitney and MidSouth shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 5, 2018, between Hancock Whitney and MidSouth (the “Confidentiality Agreement”).

(c)               No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3              MidSouth Shareholder Approval.

(a)               MidSouth shall take, in accordance with applicable law and the MidSouth Articles and MidSouth Bylaws, all actions necessary to convene a meeting of its shareholders (the “MidSouth Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite MidSouth Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement. The Board of Directors of MidSouth shall use its reasonable best efforts to obtain from the shareholders of MidSouth the Requisite MidSouth Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby. MidSouth shall engage a proxy solicitor reasonably acceptable to Hancock Whitney to assist in the solicitation of proxies from shareholders relating to the Requisite MidSouth Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of MidSouth, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of MidSouth may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of MidSouth may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law; provided that the Board of Directors of MidSouth may not take any actions under this sentence unless (i) it gives Hancock Whitney at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of MidSouth in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of MidSouth takes into account any amendment or modification to this Agreement proposed by Hancock Whitney and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)               MidSouth shall adjourn or postpone the MidSouth Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of MidSouth Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting MidSouth has not received proxies representing a sufficient number of shares necessary to obtain the Requisite MidSouth Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the MidSouth Meeting shall be convened and this Agreement shall be submitted to the shareholders of MidSouth at the MidSouth Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve MidSouth of such obligation.

6.4              Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Hancock Whitney and MidSouth shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as reasonably practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by MidSouth or Hancock Whitney or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5              Stock Exchange Listing. Hancock Whitney shall cause the shares of Hancock Whitney Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6              Employee Matters.

(a)               During the period commencing at the Effective Time and ending on the first anniversary thereof, Hancock Whitney shall, or shall cause the Surviving Company to, provide the employees of MidSouth and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with (i) annual base salary and wages that are no less than the annual base salary or wages in effect for such employee immediately prior to the Effective Time and (ii) incentive compensation opportunities (including equity-based awards) and employee benefits that are substantially comparable to those provided to similarly situated employees of Hancock Whitney and its Subsidiaries (excluding any frozen benefit plans of Hancock Whitney and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Hancock Whitney and its Subsidiaries); provided that until such time as Hancock Whitney fully integrates the Continuing Employees into its plans (which shall occur as soon as reasonably practicable following the Effective Time), participation in the MidSouth Benefit Plans as in effect as of the Effective Time shall be deemed to satisfy the foregoing standard, it being understood that the Continuing Employees may commence participating in the plans of Hancock Whitney on different dates following the Effective Time with respect to different benefit plans. For the avoidance of doubt, no Continuing Employee shall be entitled to incentive compensation from Hancock Whitney or the Surviving Company in respect of a period prior to the Effective Time, and Hancock Whitney and the Surviving Company may proportionately reduce the incentive compensation opportunities contemplated by the immediately preceding sentence to account for the portion of any applicable performance period elapsed as of the Effective Time. For a period beginning at the Effective Time and continuing through the first anniversary thereof, notwithstanding any of the foregoing, Hancock Whitney or its Subsidiaries shall provide severance to each Continuing Employee of MidSouth and its Subsidiaries pursuant to the terms and conditions of the severance plan or policy of MidSouth and its Subsidiaries applicable to such Continuing Employees as of the date hereof (as set forth on Section 6.6(a) of the MidSouth Disclosure Schedule).

(b)               With respect to any employee benefit plans of Hancock Whitney or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Hancock Whitney shall or shall cause the Surviving Company to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MidSouth Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to becoming eligible to participate in the New Plans under a MidSouth Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous MidSouth Benefit Plan prior to becoming eligible to participate in the New Plans, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with MidSouth and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous MidSouth Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would be reasonably likely to result in duplication of benefits for the same period of service, (B) for purposes of benefit accruals under any defined benefit pension plan or eligibility for retiree welfare benefits, or (C) for purposes of any New Plan that is a frozen plan or provides grandfathered benefits.

(c)               If requested by Hancock Whitney in writing at least fifteen (15) Business Days prior to the Effective Time, MidSouth shall cause its Board of Directors to adopt resolutions so that any 401(k) plan sponsored or maintained by MidSouth (the “MidSouth 401(k) Plan”) shall be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Hancock Whitney requests that any MidSouth 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Hancock Whitney or one of its Subsidiaries (a “Hancock Whitney 401(k) Plan”). MidSouth and Hancock Whitney shall take any and all actions as may be reasonably required, including amendments to the MidSouth 401(k) Plan and/or Hancock Whitney 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Hancock Whitney 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans). MidSouth shall provide Hancock Whitney with evidence that the MidSouth 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(c); provided that no less than five (5) Business Days prior to amending or terminating the MidSouth 401(k) Plan, MidSouth shall provide the form and substance of any applicable resolutions, amendments or other documents to Hancock Whitney for reasonable review and approval.

(d)               If directed by Hancock Whitney in writing at least fifteen (15) Business Days prior to the Effective Time, MidSouth shall cause its Board of Directors to adopt resolutions to terminate, effective as of immediately prior to the Effective Time and contingent upon the Closing, the MidSouth Employee Stock Ownership Plan (the “MidSouth ESOP”). Notwithstanding anything in this Agreement to the contrary, and provided such action does not violate any applicable provision of ERISA or the Code, in consideration for the forgiveness in full of all indebtedness of the MidSouth ESOP under the MidSouth ESOP Loan, immediately prior to the Effective Time, the number of shares of MidSouth Common Stock in the suspense account of the MidSouth ESOP having a value equal to the amount of such indebtedness shall be cancelled and shall not be considered outstanding for purposes of Section 1.5 of this Agreement, and any remaining shares shall be released and allocated among eligible MidSouth ESOP participants. For purposes of this Section 6.6(d), the value of a share of MidSouth Common Stock shall be determined in accordance with the terms of the MidSouth ESOP subject to applicable law and taking into account the terms of this Agreement. MidSouth shall provide Hancock Whitney with evidence that the MidSouth ESOP has been terminated in accordance with this Section 6.6(d); provided that no less than five (5) Business Days prior to terminating the MidSouth ESOP, MidSouth shall provide the form and substance of any applicable resolutions, amendments or other documents to Hancock Whitney for reasonable review and approval.

(e)               Subject to any limitations under applicable law, Hancock Whitney shall, or shall cause the Surviving Company to, honor the terms of all MidSouth Benefit Plans, including without limitation the Annual Incentive Compensation Plan for the 2019 plan year with respect to the period elapsed through the Effective Time and all employment, change in control, severance and similar individual agreements to which any of MidSouth and/or its Subsidiaries, is a party, all as specified on Section 3.11(a) of the MidSouth Disclosure Schedule. For the avoidance of doubt, nothing in this Section 6.6(e) shall prohibit Hancock Whitney or the Surviving Company from amending or terminating the MidSouth Benefit Plans in accordance with their terms and transitioning the Continuing Employees to New Plans.

(f)                Nothing in this Agreement shall confer upon any employee, director or other service provider of MidSouth or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, MidSouth, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, MidSouth, Hancock Whitney or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or other service provider of MidSouth or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any MidSouth Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular MidSouth Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, director or other service provider of MidSouth or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7              Indemnification; Directors’ and Officers’ Insurance.

(a)               From and after the Effective Time, each of Hancock Whitney and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of MidSouth and its Subsidiaries or fiduciaries of MidSouth or any of its Subsidiaries under MidSouth Benefit Plans (in each case, when acting in such capacity) (collectively, the “MidSouth Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of MidSouth or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Hancock Whitney and the Surviving Company shall also advance expenses as incurred by such MidSouth Indemnified Party to the fullest extent permitted by applicable law; provided that the MidSouth Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such MidSouth Indemnified Party is not entitled to indemnification.

(b)               Subject to the following sentence, for a period of six (6) years after the Effective Time, Hancock Whitney shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by MidSouth (provided that Hancock Whitney may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of MidSouth or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Hancock Whitney shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the aggregate annual premium paid as of the date hereof by MidSouth for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Hancock Whitney shall cause to be maintained policies of insurance that, in Hancock Whitney’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, MidSouth, in consultation with, but only upon the consent of Hancock Whitney, may (and at the request of Hancock Whitney, MidSouth shall use commercially reasonable efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under MidSouth’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)               The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each MidSouth Indemnified Party and his or her heirs and representatives. If Hancock Whitney or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Hancock Whitney will cause proper provision to be made so that the successors and assigns of Hancock Whitney will expressly assume the obligations set forth in this Section 6.7. For the avoidance of doubt, to the extent required by any agreement previously entered into by MidSouth in connection with a merger, acquisition or other business combination, the provisions of this Section 6.7 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by MidSouth or any of its Subsidiaries.

(d)               The obligations of the Surviving Company, Hancock Whitney and MidSouth under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any MidSouth Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected MidSouth Indemnified Party.

6.8              Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9              Advice of Changes. Hancock Whitney and MidSouth shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have, in the case of MidSouth, a Material Adverse Effect on MidSouth, or, in the case of Hancock Whitney, a Hancock Whitney Material Adverse Effect or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10          Dividends. After the date of this Agreement, each of Hancock Whitney and MidSouth shall coordinate with the other the declaration of any dividends in respect of Hancock Whitney Common Stock and MidSouth Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of MidSouth Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MidSouth Common Stock and any shares of Hancock Whitney Common Stock any such holder receives in respect thereof in the Merger.

6.11          Acquisition Proposals.

(a)               MidSouth shall not, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided that, prior to the receipt of the Requisite MidSouth Vote, in the event MidSouth receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, MidSouth shall have provided such information to Hancock Whitney, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with MidSouth. MidSouth will, and will use commercially reasonable efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Hancock Whitney with respect to any Acquisition Proposal. MidSouth will promptly (and in any event within one (1) Business Day) advise Hancock Whitney following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) Business Day) advise Hancock Whitney of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. MidSouth shall use its reasonable best efforts to enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, MidSouth shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of MidSouth and its Subsidiaries or 15% or more of any class of equity or voting securities of MidSouth or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of MidSouth, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 15% of any class of equity or voting securities of MidSouth or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of MidSouth, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving MidSouth or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of MidSouth, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b)               Nothing contained in this Agreement shall prevent MidSouth or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to MidSouth’s shareholders; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.12          Public Announcements. MidSouth and Hancock Whitney shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.12, (iv) communications permitted by Section 6.3 or Section 6.11 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, MidSouth and Hancock Whitney agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby that is not consistent with prior public disclosures.

6.13          Change of Method. Hancock Whitney may at any time change the method of effecting the Merger, and MidSouth agrees to enter into such amendments to this Agreement as Hancock Whitney may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to MidSouth’s shareholders or (c) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.14          Restructuring Efforts. If MidSouth shall have failed to obtain the Requisite MidSouth Vote at the duly convened MidSouth Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to MidSouth’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to its shareholders for approval or adoption.

6.15          Takeover Statutes. MidSouth shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and MidSouth shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, MidSouth will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16          Exemption from Liability Under Section 16(b). MidSouth and Hancock Whitney agree that, in order to most effectively compensate and retain those officers and directors of MidSouth subject to the reporting requirements of Section 16(a) of the Exchange Act (the “MidSouth Insiders”), both prior to and after the Effective Time, it is desirable that MidSouth Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of MidSouth Common Stock and MidSouth Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. The Boards of Directors of Hancock Whitney and of MidSouth, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of MidSouth Common Stock or MidSouth Equity Awards and (ii) any acquisitions of Hancock Whitney Common Stock pursuant to the transactions contemplated by this Agreement and by any MidSouth Insiders who, immediately following the Merger, will be officers or directors of Hancock Whitney or of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17          Litigation and Claims. Each of Hancock Whitney and MidSouth shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Hancock Whitney or MidSouth, as applicable, threatened against Hancock Whitney, MidSouth or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Hancock Whitney, MidSouth, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. MidSouth shall give Hancock Whitney the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against MidSouth and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Hancock Whitney’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18          Disposition of Troubled Assets. MidSouth shall, and shall cause its Subsidiaries to, advise Hancock Whitney of efforts intended to be taken to work out (a) Loans of

MidSouth or its Subsidiaries that have an outstanding balance of $500,000 or more and were classified by MidSouth as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import or (b) other real estate owned (OREO) properties with fair value in excess of $500,000.

6.19          Transition. Commencing following the date hereof, and in all cases subject to applicable law, MidSouth shall, and shall cause its Subsidiaries to, cooperate with Hancock Whitney and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Hancock Whitney. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of MidSouth and its Subsidiaries in the ordinary course of business, MidSouth shall use commercially reasonable efforts to cause the employees, officers and representatives of MidSouth and its Subsidiaries to provide support, including support from outside contractors and vendors, as well as data and records access, take reasonable actions and assist Hancock Whitney in performing all tasks, including conversion planning, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, or systems conversion), causing senior officers of MidSouth and MidSouth Bank to meet from time to time with senior officers of Hancock Whitney and Hancock Whitney Bank as Hancock Whitney may reasonably request to review the financial and operational affairs of MidSouth and MidSouth Bank (and MidSouth shall give due consideration to Hancock Whitney’s input on such matters), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Hancock Whitney.

6.20          Redemption of MidSouth Preferred Stock and Trust Preferred Securities.

(a)               MidSouth shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take all actions necessary, appropriate or advisable to redeem, effective as of, and subject to and conditioned upon the occurrence of, the Closing, all issued and outstanding shares of MidSouth Preferred Stock in accordance with the requirements of the MidSouth Articles and applicable law (the “Preferred Stock Redemption”).

(b)               MidSouth shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take all actions necessary, appropriate or advisable to redeem, effective as of, and subject to and conditioned upon the occurrence of, the Closing, all issued and outstanding trust preferred securities under indentures or other instruments relating thereto issued or assumed by MidSouth or its Subsidiaries (the “MidSouth Trust Preferred Securities”) in accordance with the requirements of such governing documentation and applicable law (the “Trust Preferred Redemption”).

(c)               In furtherance and not in limitation of the foregoing, prior to and at the Closing, MidSouth shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their Representatives to, take such actions as may be necessary, appropriate or advisable in connection with the Preferred Stock Redemption and the Trust

Preferred Redemption and cooperate and take all such action as may be reasonably requested by Hancock Whitney in connection therewith, including by (i) timely submitting all requests for approval by the applicable Governmental Entities and furnishing all information concerning MidSouth and its Subsidiaries that Hancock Whitney or any applicable Governmental Entity may request in connection with the Preferred Stock Redemption and the Trust Preferred Redemption, (ii) preparing and delivering notices of redemption, in form and substance reasonably satisfactory to Hancock Whitney, in accordance with the MidSouth Articles and any indentures or other documents governing the MidSouth Preferred Stock or MidSouth Trust Preferred Securities, (iii) making sufficient cash available at Closing to effect the Preferred Stock Redemption and the Trust Preferred Redemption, and (iv) executing and delivering all instruments, including any related certificates, opinions or other documentation, reasonably required in connection with the Preferred Stock Redemption and the Trust Preferred Redemption.

(d)               Prior to the Effective Time, Hancock Whitney shall deposit or cause to be deposited with the Conversion Agent funds sufficient to pay the aggregate amount payable to holders of MidSouth Preferred Stock and MidSouth Trust Preferred Securities for the redemption thereof pursuant to this Section 6.20.

(e)               Notwithstanding any of the foregoing, if the approval from the applicable Government Entity of the Preferred Stock Redemption is not obtained prior to the Effective Time, the MidSouth Preferred Stock will be converted pursuant to Sections 1.5(d) and 1.5(e).

(f)                Notwithstanding any of the foregoing, if the approval from the applicable Governmental Entity of the Trust Preferred Redemption is not obtained prior to the Effective Time, Hancock Whitney agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, by or on behalf of Hancock Whitney or Hancock Whitney Bank (as the case may be), at or prior to the Effective Time or at or prior to the effective time for the Bank Merger, as required, one or more supplemental indentures, guarantees, and other instruments and documentation required for the due assumption of Hancock Whitney and Hancock Whitney Bank’s obligations in respect of its outstanding Trust Preferred Securities, as applicable, guarantees, securities and other agreements to the extent required by the terms of such Trust Preferred Securities.

6.21          No Control of Other Party’s Business. Nothing contained in this Agreement shall give Hancock Whitney, directly or indirectly, the right to control or direct the operations of MidSouth or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give MidSouth, directly or indirectly, the right to control or direct the operations of Hancock Whitney or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Hancock Whitney and MidSouth shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII

CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)               Shareholder Approval. This Agreement shall have been approved by the shareholders of MidSouth by the Requisite MidSouth Vote.

(b)               Stock Exchange Listing. The shares of Hancock Whitney Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)               S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)               Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2              Conditions to Obligations of Hancock Whitney. The obligation of Hancock Whitney to effect the Merger is also subject to the satisfaction, or waiver by Hancock Whitney, at or prior to the Effective Time, of the following conditions:

(a)               Representations and Warranties. The representations and warranties of MidSouth set forth in (i) Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) Sections 3.1(a), 3.1(b), 3.2(b), 3.2(c), 3.3(a) and 3.7 (in each case after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of MidSouth set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have (x) a Material Adverse Effect on MidSouth or (y) a Material Adverse Effect on the Surviving Company (provided that for purposes of this clause (y), references to “MidSouth” in the definition of Material Adverse Effect shall be deemed references to “the Surviving Company”). Hancock Whitney shall have received a certificate signed on behalf of MidSouth by an authorized officer of MidSouth to the foregoing effect.

(b)               Performance of Obligations of MidSouth. MidSouth shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Hancock Whitney shall have received a certificate signed on behalf of MidSouth by an authorized officer of MidSouth to such effect.

(c)               Federal Tax Opinion. Hancock Whitney shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Hancock Whitney, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Hancock Whitney and MidSouth, reasonably satisfactory in form and substance to such counsel.

7.3              Conditions to Obligations of MidSouth. The obligation of MidSouth to effect the Merger is also subject to the satisfaction or waiver by MidSouth at or prior to the Effective Time of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Hancock Whitney set forth in (i) Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) Sections 4.1(a), 4.1(b), 4.2(b), 4.3(a), and 4.7 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Hancock Whitney set forth in this Agreement (read without giving effect to any qualification as to materiality or Hancock Whitney Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Hancock Whitney Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Hancock Whitney Material Adverse Effect. MidSouth shall have received a certificate signed on behalf of Hancock Whitney by an authorized officer of Hancock Whitney to the foregoing effect.

(b)               Performance of Obligations of Hancock Whitney. Hancock Whitney shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MidSouth shall have received a certificate signed on behalf of Hancock Whitney by an authorized officer of Hancock Whitney to such effect.

(c)               Federal Tax Opinion. MidSouth shall have received the opinion of Troutman Sanders LLP, in form and substance reasonably satisfactory to MidSouth, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Hancock Whitney and MidSouth, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of MidSouth:

(a)               by mutual consent of Hancock Whitney and MidSouth in a written instrument;

(b)               by either Hancock Whitney or MidSouth if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)               by either Hancock Whitney or MidSouth if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)               by either Hancock Whitney or MidSouth (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of MidSouth, in the case of a termination by Hancock Whitney, or Hancock Whitney, in the case of a termination by MidSouth, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to MidSouth, in the case of a termination by Hancock Whitney, or Hancock Whitney, in the case of a termination by MidSouth, or by its nature or timing cannot be cured during such period; or

(e)               by Hancock Whitney, if (i) prior to such time as the Requisite MidSouth Vote is obtained, MidSouth or the Board of Directors of MidSouth (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies (or discloses its intention to withdraw or adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.11; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of MidSouth Common Stock is commenced (other than by Hancock Whitney or a Subsidiary thereof), and the Board of Directors of MidSouth recommends that the shareholders of MidSouth tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10)-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2              Effect of Termination.

(a)               In the event of termination of this Agreement by either Hancock Whitney or MidSouth as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Hancock Whitney, MidSouth, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Hancock Whitney nor MidSouth shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b)               (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to a member of the Board of Directors or senior management of MidSouth or shall have been made directly to its shareholders generally or any person shall have publicly announced a bona fide Acquisition Proposal with respect to

MidSouth and (A) (1) thereafter this Agreement is terminated by either Hancock Whitney or MidSouth pursuant to Section 8.1(c) without the Requisite MidSouth Vote having been obtained or (2) thereafter this Agreement is terminated by Hancock Whitney pursuant to Section 8.1(d), and (B) prior to the date that is fifteen (15) months after the date of such termination, MidSouth enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then MidSouth shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Hancock Whitney, by wire transfer of same day funds, a fee equal to $8,000,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “15%” shall instead refer to “50%”.

(ii)              In the event that this Agreement is terminated by Hancock Whitney pursuant to Section 8.1(e), then MidSouth shall pay Hancock Whitney, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) Business Days thereafter).

(c)               Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by MidSouth under this Section 8.2 shall be equal to the Termination Fee.

(d)               Each of Hancock Whitney and MidSouth acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if MidSouth fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Hancock Whitney commences a suit which results in a judgment against MidSouth for the Termination Fee or any portion thereof, MidSouth shall pay the costs and expenses of Hancock Whitney (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if MidSouth fails to pay the amounts payable pursuant to this Section 8.2, then MidSouth shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by MidSouth pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Hancock Whitney in the event of a termination of this Agreement specified in such section.

Article IX

GENERAL PROVISIONS

9.1              Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2              Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of MidSouth; provided, however, that after the approval of this Agreement by the shareholders of MidSouth, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3              Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the shareholders of MidSouth, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4              Expenses. Except (a) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Hancock Whitney and MidSouth and (b) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5              Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to MidSouth, to:

MidSouth Bancorp, Inc.
102 Versailles Boulevard
Lafayette, Louisiana 70501

Attention:	James R. McLemore
Email:	jim.mclemore@midsouthbank.com

With a copy (which shall not constitute notice) to:

Troutman Sanders LLP
600 Peachtree Street NE
Suite 3000
Atlanta, Georgia 30308

Attention:	Brad R. Resweber
Email:	brad.resweber@troutman.com

and

if to Hancock Whitney, to:

Hancock Whitney Corporation

Hancock Whitney Plaza
2510 14th Street
Gulfport, Mississippi 39501

Attention:	Michael M. Achary, Chief Financial Officer Joy Lambert Phillips, General Counsel
Email:	michael.achary@hancockwhitney.com joy.phillips@hancockwhitney.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Nicholas G. Demmo
Email:	NGDemmo@WLRK.com

9.6              Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this

Agreement, the “knowledge” of MidSouth means the actual knowledge of any of the officers of MidSouth listed on Section 9.6 of the MidSouth Disclosure Schedule, and the “knowledge” of Hancock Whitney means the actual knowledge of any of the officers of Hancock Whitney listed on Section 9.6 of the Hancock Whitney Disclosure Schedule. As used herein, (a) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Lafayette, Louisiana or Gulfport, Mississippi are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The MidSouth Disclosure Schedule and the Hancock Whitney Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7              Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8              Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9              Governing Law; Jurisdiction.

(a)               This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of MidSouth shall be subject to the laws of the State of Louisiana and matters relating to the fiduciary duties of the Board of Directors of Hancock Whitney shall be subject to the laws of the State of Mississippi).

(b)               Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen

Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each MidSouth Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HANCOCK WHITNEY CORPORATION

By:	/s/ Michael M. Achary
	Name:	Michael M. Achary
	Title:	Senior Executive Vice President & Chief Financial Officer

MIDSOUTH BANCORP, INC.

By:	/s/ James R. McLemore
	Name:	James R. McLemore
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]